EXHIBIT 99.1

COSINE COMMUNICATIONS EXTENDS ITS RIGHTS PLAN

LOS GATOS, CA. September 4, 2007 - CoSine Communications, Inc. (COSN.PK) today announced that it amended its share purchase rights plan, dated September 1, 2005, which provided for a dividend distribution of one preferred share purchase right for each outstanding share of CoSine’s common stock, paid on September 12, 2005 to CoSine’s stockholders of record at the close of business on that date. The amendment extends the expiration date of the rights from September 1, 2007 until September 1, 2009, unless earlier redeemed, exchanged, or amended by the Board of Directors. The amendment was not made in response to any pending takeover bid for CoSine.  The primary purpose of the plan is to preserve CoSine’s existing and projected net operating losses, or “NOLs,” for tax purposes.  Under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, CoSine can carry forward these NOLs in certain circumstances to offset current and future earnings, and thus reduce its federal income tax liability (subject to certain requirements and restrictions).  CoSine’s future use of these NOLs could be substantially limited or lost altogether, however, in the event of an “ownership change,” as defined under Section 382 of the Internal Revenue Code.

On November 15, 2005, CoSine stockholders approved an amendment to CoSine’s Second Amended and Restated Certificate of Incorporation restricting direct and indirect acquisitions of CoSine capital stock (or options, warrants or other rights to acquire CoSine’s capital stock, or securities convertible or exchangeable into CoSine capital stock) if such acquisition would affect the percentage of CoSine’s capital stock that is treated as owned by a “5% stockholder.”

As of June 30, 2007, CoSine had NOLs of approximately $342 million to offset against future taxable income. The amount of NOLs has not been audited or otherwise validated by the U.S. Internal Revenue Service and could challenged by the U.S. Internal Revenue Service. No assurance can be given that CoSine will be able to utilize its existing NOLs.

The above descriptions of CoSine’s rights plan and CoSine’s amendment to its Second Amended and Restated Certificate of Incorporation are brief summaries of the restrictions on any transfers and acquisitions of CoSine’s stock which could limit or impair CoSine’s ability to utilize its NOLs. All stockholders and prospective stockholders are urged to read the full texts of the transfer restrictions which are contained in CoSine’s SEC filings and which are also available without cost upon written request to CoSine.

About CoSine Communications

CoSine Communications was founded in 1998 as a global telecommunications equipment supplier to empower service providers to deliver a compelling portfolio of managed, network-based IP and broadband services to consumers and business customers. CoSine ceased its customer service operations effective December 31, 2006. CoSine’s strategic plan is to redeploy its existing resources to identify and acquire new business operations. CoSine’s redeployment strategy will involve the acquisition of one or more operating businesses with existing or prospective taxable earnings. This strategy may allow CoSine to realize future cash flow benefits from its net operating loss carry-forwards (“NOLs”). As of this date, no candidates have been identified, and no assurance can be given that CoSine will find suitable candidates, and if it does, that it will be able to utilize its existing NOLs.

Safe Harbor Warning

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which include, among others, statements concerning CoSine’s expected financial performance, exploration of strategic alternatives, and business outlook, expected performance and developments. CoSine uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.

Factors that might cause such a difference include, but are not limited to, CoSine’s ability to identify and effectuate desirable strategic acquisitions, the time and costs required to explore and investigate possible transactions and other corporate actions, management and board interest in and distraction due to exploring and investigating strategic alternatives, the reactions, either positive or negative, of investors, competitors, customers, employees and others to CoSine exploring and executing possible strategic acquisitions. A detailed discussion of these factors and other risks that affect CoSine’s business is contained in its SEC filings, including its most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. CoSine undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

For additional information contact:

CoSine Communications, Inc.
Terry Gibson
(408) 236-7518
E-mail:  Terry.Gibson@Cosinecom.com